Exhibit 99.1

NEWS

CONTACT: Connie Kim
(301) 642-1918
connie.kim@marriott.com

Marriott International Maps Future Growth at Investor Day

Growing Global Distribution and Integration of Starwood Expected to Drive Record Cash Flow to Shareholders

BETHESDA, MD - March 21, 2017 - Marriott International (NASDAQ: MAR) today will unveil the company’s three-year growth plan, which includes opening approximately one hotel every 14 hours around the world, at its meeting with security analysts and institutional investors at the New York Marriott Marquis.

In its presentation, Marriott will outline plans to accelerate its growth, adding 285,000 to 300,000 rooms worldwide by 2019, which could yield a record $675 million in annual stabilized fees from these rooms. The expansion would also allow the company to further capitalize on its industry leading loyalty programs - Marriott Rewards, which includes The Ritz-Carlton Rewards, and Starwood Preferred Guest. The programs now have over 100 million members - growing at a record pace of roughly one million net new members per month since the company’s historic acquisition of Starwood Hotels and Resorts in September 2016.

“We are more optimistic than ever about our future,” said Arne Sorenson, Marriott International president and chief executive officer. “Marriott has made a significant leap forward in distribution and scale with its once-in-a-generation acquisition of Starwood. With global travel estimated to increase at a 7 percent compounded rate over the next 10 years and international trips expected to top 1.8 billion by 2030, Marriott is well positioned to benefit given its strong global footprint now in 122 countries and territories and an unmatched portfolio of 30 lodging brands.”

In its three-year growth plan, the company expects to earn $675 million in stabilized fees from hotel rooms added to its system in 2017 through 2019. In addition, non-property related franchise fees, largely credit card branding fees, should increase by $100 million during the three years. The plan assumes, but does not forecast RevPAR (Revenue per Available Room) growth of 1 to 3 percent compounded annually through 2019. Given these assumptions, the company could produce the following results over the next three years:

•	Diluted earnings per share of $5.25 to $5.80 by 2019, a compound growth rate of 17 to 21 percent over 2016 combined results;

•
Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) increasing by 7 to 10 percent compounded, excluding the impact of asset sales, with net income increasing by 11 to 14 percent compounded, each compared to combined results in 2016;

Exhibit 99.1

•	Cash available for shareholders could total $8.3 to $9.3 billion for the three years (2017 through 2019);

•	Shareholders could see $1.4 to $1.5 billion in dividends, assuming a continued 30 percent payout ratio, and $6.9 to $7.8 billion in share repurchases over the three-year period.

Starwood Integration Brings Meaningful Savings and Revenue Opportunities
Marriott has already made great progress on integrating Starwood, including immediately linking loyalty programs, integrating its development organization, and rolling out its unified guest feedback system, guestVoice, across legacy-Starwood properties.

Looking ahead, with broader distribution and applying the company’s operating expertise, Marriott can offer enhanced guest choice, a more powerful loyalty program, improved sales and marketing efficiency and effectiveness, and meaningful cost efficiencies. In addition, with anticipated increasing loyalty program participation, number of credit card holders, and credit card spend, Marriott expects to see an increase in payments from its co-brand loyalty credit cards benefiting loyalty programs, Marriott’s hotel owners and Marriott.

“While the acquisition has provided us with enviable distribution, scale and global footprint, Marriott’s strategy hasn’t changed,” said Leeny Oberg, Marriott International executive vice president and chief financial officer. “We remain focused on growing our superior brand portfolio through signing long-term, high quality contracts with minimal investment. We expect to deliver significant free cash flow and sustained earnings growth as we expand our footprint strategically around the world. Our integration plans are on track and we are excited about the potential we see for additional benefits still being developed and not included in today’s plan.”

Premium Global Footprint, Unmatched Portfolio Drives Unit Growth
The Starwood acquisition had a transformative impact on Marriott’s global footprint. Marriott went from operating in 87 countries and territories at the end of 2015 to 122 by the end of 2016, taking a significant lead in market share over its next largest competitor. Marriott now has over 8 percent of worldwide hotel rooms when including existing hotels and the signed new construction pipeline, with leading market share in North America, Asia Pacific, and the Middle East and Africa. Over the next three years, the company expects net room growth to accelerate to an annual compound rate of 6.5 percent, compared to a 5 percent annual compound rate over the last three years (including the legacy Starwood brands).

Record Unit Growth Fuels Marketing and Loyalty Efforts
With over 100 million unique members, the company’s loyalty programs are Marriott’s most powerful marketing platform. The company is investing in marketing partnerships and innovations designed to make loyalty programs even more valuable and scalable. Earlier today, the company announced an investment in a strategic, technology-based partner called PlacePass. This partnership will allow Marriott to offer guests and members more experiential opportunities when they travel.

Marriott will provide a live webcast of today’s investor and security analyst conference. The live webcast will be available for investors on March 21, 2017 from approximately 8:30 am to 2:30 pm Eastern Daylight Time in the U.S. Slides and video from the meeting will be provided through a live webcast via Marriott’s investor relations web site. The slides contain financial models for the three-year period, including estimates of net income, adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) and cash from operations, as well as non-GAAP financial measure reconciliations for those estimates as appropriate. Copies of slides will be available for download approximately one hour before the start of the presentations. Those wishing to access the webcast should log onto http://www.marriott.com/investor, and click on the Security Analyst Meeting link under the “Recent & Upcoming Events”

Exhibit 99.1

tab. Presentation materials from the meeting and the webcast replay will be available online after the meeting as well.

About Marriott International Marriott International, Inc. (NASDAQ: MAR) is the world’s largest hotel company based in Bethesda, Maryland, USA, with more than 6,000 properties in 122 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts. The company’s 30 leading brands include: Bulgari®, The Ritz-Carlton® and The Ritz-Carlton Reserve®, St. Regis®, W®, EDITION®, JW Marriott®, The Luxury Collection®, Marriott Hotels®, Westin®, Le Méridien®, Renaissance® Hotels, Sheraton®, Delta Hotels by MarriottSM, Marriott Executive Apartments®, Marriott Vacation Club®, Autograph Collection® Hotels, Tribute Portfolio™, Design Hotels™, Gaylord Hotels®, Courtyard®, Four Points® by Sheraton, SpringHill Suites®, Fairfield Inn & Suites®, Residence Inn®, TownePlace Suites®, AC Hotels by Marriott®, Aloft®, Element®, Moxy® Hotels, and Protea Hotels by Marriott®. The company also operates award-winning loyalty programs: Marriott Rewards®, which includes The Ritz-Carlton Rewards®, and Starwood Preferred Guest®. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com and @MarriottIntl.

Note on Forward-Looking Statements: This news release and the conference presentations contain “forward-looking statements” within the meaning of federal securities laws, including RevPAR, profit margin and earnings trends; the number of lodging properties the company may add or remove in future years; Marriott’s potential investment spending and share repurchases; the amount of and timing for realizing anticipated synergies from the acquisition of Starwood, and similar statements concerning possible future events or expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and other risk factors that the company identifies in its most recent annual report on Form 10-K; any of which could cause actual results to differ materially from the expectations we express or imply here. We make these statements as of March 21, 2017 and we assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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